CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS AND ENCLOSED BY BRACKETS. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                 EXHIBIT 10.20


                 COMMERCIAL APPLICATION PARTNER (CAP) AGREEMENT

This Agreement is made effective April 6, 1998 between SYBASE, INC.
("Sybase") with offices at 6475 Chirstie Avenue, Emeryville, California 94608 (or SYBASE CANDA LIMITED, with offices at 1 Robert Speck Parkway, Suite 800, Mississauga, Ontario, Canada L4Z 3M3), and Advantix, Inc. and its wholly-owned subsidiaries Advantix (Ohio), Inc. and Bay Area Seating Service, Inc. ("Partner"), with offices at 4675 MacArthur Court, Suite 1400, Newport Beach, CA 92660.

1. LICENSE GRANT. Subject to the terms and conditions below, Sybase grants to Partner a nonexclusive and nontransferable license to market and distribute copies of unmodified object code versions of those Sybase and/or Powersoft software products identified in the attached initial Schedules along with accompanying documentation ("Programs") to Partner's customers ("End-Users") who will use the Programs only for their own internal business purposes in the applicable territory described in each Schedule A, provided that the programs are distributed for use with computer application programs developed by Partner for commercial distribution to more than one third party and containing significant added functionality over the Programs ("Applications Software"). Partner shall license to each End-User the same number of copies of the Programs and the same number of Seats/Named Users for such Programs as Partner licenses to such End-User for its Application Software. In addition to being able to distribute "full use" copies of the Programs, "full use" Seats and "full use" Names Users, Partner may also distribute, with respect to certain Programs identified in Sybase's then-current price list, Application Deployment Copies, Application Deployment Seats and Application Deployment Named Users (which are restricted licenses defined in the Sybase license agreement accompanying each copy of the Program ("Sybase Shrinkwrap")). Partner may also sell to End-Users certain Sybase services as described in the Schedules(s). Notwithstanding the above, if the Territory includes any of the Prohibited Countries set forth in Sybase's then current "Prohibited Country List") a current copy of which has been provided to Partner), Parnter may not market or distribute Programs for use in such Prohibited Countries. The Partner shall not be authorized to use or allow its End-Users to use the Programs for timesharing, rental or service bureau purposes on behalf of any third party. In connection with the distribution rights granted above, Partner may appoint distributors to distribute the Programs to End-Users within the Territory. The appointment of distributors shall be by contracts which require that the distributor market the Programs only in accordance with the terms of this Agreement and on a basis which protects the proprietary interests of Sybase in and to the Programs to the same extent that Partner's proprietary interests in its own products are protected (but in any event no less than a reasonable extent). Partner may order under this Agreement (a) copies of the Programs for its own internal production purposes and/or developing and supporting the Application Software ("Internal Use Copies"), (b) copies of the Programs which may only be used for developing and supporting the Applications Software ("Development Copies"), (c) copies of the programs which may be distributed to End-Users for evaluation purposes and for up to the number of days designated in the applicable Schedule A, after which they must be returned to Partner ("Evaluation Copies"), and (d) up to that number of copies of the Programs shown on Schedule A for purposes of Partner providing demonstrations and training for the Application Software ("Demonstration Copies"). Partner is authorized to incorporate into the documentation for the Application Software portions of the documentation for the Program to the extent such portions are necessary to document usage for the Program in conjunction with the Application Software.

2. FEES AND PAYMENT TERMS. For the first year of this Agreement, Partner shall be responsible for paying to Sybase a non-refundable program fee shown in Schedule A ("Initial Fee'). The Initial Fee is due upon execution of this Agreement by Partner. For each additional year, a non-refundable annual program renewal fee ("Annual Renewal Fee") as set forth in such Schedule is due and payable upon each anniversary of the date of this Agreement. Fees as set forth in the attached Schedule(s) shall be due to Sybase for each copy of the Programs and each service ordered by Partner; such fees shall be based on Sybase's then-current price list for the country in which the Programs are to be issued or the services are to be delivered ("Price List"). The license fee for Development Copies is the same as the fee for Internal Use Copies unless Sybase designated otherwise in its Price List. The license fee for Demonstration Copies, if any, is set forth in the Schedule(s). Notwithstanding the above, there is no charge for authorized Evaluation Copies distributed to End-Users. License fees for Internal Use Copies, Development Copies, Demonstration Copies, and copies of the Programs which Sybase ships to Partner for distribution to End-Users shall be due and payable to Sybase with Partner's order for the Programs or, upon Sybase credit approval of Partner, 30 days after the date of Sybase's invoice for the Programs. Any past-due invoice may subject Partner to credit hold at the sole discretion of Sybase. All fees under this Agreement are stated in the United States.

3. OWNERSHIP. Programs are owned by Sybase or its licensors and are protected by copyright law, trade secret laws and international conventions. All rights in and to patents copyrights, trademarks and trade secrets in the Programs are and shall remain with Sybase and its licensors. No title or ownership of the Programs is transferred to Partner or End-User. Partner shall not translate, localize or modify any portion of the Programs without the prior written consent of Sybase.

                                                            CAP Agreement 62310

4. ORDERING AND DELIVER. Internal Use Copies, Development Copies, Demonstration Copies, Evaluation Copies and copies of the Programs for distribution directly or indirectly to End-Users shall be ordered from Sybase and delivered by Sybase to Partner (or in the case of Evaluation Copies and copies for distribution to End-Users, Sybase shall deliver the copies directly to the End-Users if so instructed by Partner). Partner will use the "Exhibit A" form adopted by Sybase from time to time (or a Purchase Order containing the same information) to order Programs from Sybase. All shipments are FOB origin, and Partner is responsible for all shipping charges. Except for taxes on Sybase's income, Partner shall be responsible for any sales, use, excise or any other form of taxes resulting from this Agreement.

5. LICENSE ACCOMPANYING PROGRAMS. If Partner uses the Programs, Partner agrees to be bound by terms and conditions of the Sybase Shrinkwrap. Notwithstanding the above, Development Copies and Demonstration Copies shall only be used for the purposes outlined in Section 1 above and shall be returned to Sybase upon expiration or termination of this Agreement. Partner shall ensure that the End-User's use of the Programs is either subject to the terms and conditions of
(a) the Sybase Shrinkwrap or (b) an executed license agreement or shrinkwrap agreement between Partner and End-User which is substantially similar to, and no less restrictive in protecting Sybase's interest than, the Sybase Shrinkwrap. If Evaluation Copies are being licensed, the Sybase Shrinkwrap or license agreement between Partner and End-User (as applicable) shall be modified by a written commitment from End-User to use the Programs for a period not to exceed the number of days designated in the applicable schedule to this Agreement. If a conflict arises between this Agreement and any such license agreement, the terms of this Agreement shall prevail. Partner shall undertake reasonable efforts to enforce the terms of any license agreement between Partner and an End-User as it relates to the Programs.

6. REPORTS. Partner shall keep or cause to be kept full and accurate accounts and records of all transactions made by it and by its authorized distributors under this Agreement (including Evaluation Copies) in form such that all amounts owing hereunder to Sybase may be readily and accurately determined. Partner shall undertake to assure that its distributors are (a) accurately reporting to Partner all sales to End-Users and (b) otherwise complying with this Agreement. Partner shall allow Sybase to examine its records to determine compliance with this Agreement. Any examination shall be at the expense of Sybase, shall occur during regular business hours at Partner's offices and shall not interfere unreasonably with Partner's regular activities. Sybase shall give Partner 30 days or more prior written notice of the date of each such examination and the name of the accountant who will be conducting the examination. All information obtained from conducting the examinations shall be maintained as Confidential Information. Partner agrees to pay Sybase any amounts owing as a result of Partner's non-compliance with the payment provisions of this Agreement within 30 days of the date of the examination report which details such non-compliance. In the event such amounts owed by Partner to Sybase exceeds 5% of total royalties due, Partner shall pay the costs of such examination.

7. SUPPORT & MAINTENANCE. Partner shall be solely responsible for providing End-User technical support and service of warranty claims for Partner's Application Software, including the Programs, provided that Partner may also sell Sybase technical support services for the programs only, on the terms described in the attached Schedules. Partner may distribute to End-Users to whom it has licensed Application Deployment Copies of Program updates to such Program which are made generally available by Sybase so long as Partner has paid Sybase all applicable Application Deployment Maintenance Fees.

8. INDEPENDENT CONTRACTORS. Partner and Sybase are independent contractors and are not agents or representatives of each other. Partner does not have the right to bind Sybase and shall not misstate or misinterpret its relationship to Sybase.

9. ADVERTISING; TRADEMARKS. Sybase may identify Partner as a Commercial Application Partner in Sybase advertising and marketing materials. Partner shall not make any representations concerning the Programs which are inconsistent with Sybase's marketing materials and advertising. Partner may utilize applicable Sybase trademarks and logos only in accordance with Sybase's then-current published guidelines, and trademarks shall remain the exclusive property of Sybase or its licensors. Partner shall suitably feature the Programs and related trademarks and Sybase's ownership of the Program in any advertising, marketing literature, product documentation and packaging of the Application Software. Partner shall give appropriate recognition in the Application Software of Sybase's proprietary rights in the Programs in the same manner, places and times and no less conspicuously than the recognition of the proprietary rights of other including Partner in the Application Software.

10. TERMS AND RIGHTS UPON TERMINATION. This Agreement will become effective as of the date first shown above and shall continue in force for period of 3 years, subject to (a) Partner's payment of all fees owing hereunder, or (b) termination under Section 11 below. Thereafter, this Agreement shall automatically renew for additional one-year terms subject to payment of Sybase's then-current Annual Renewal Fee and provided that Partner is not then in default of this Agreement, unless written notice of termination is given by either party at least 30 days prior to the expiration of the term then in effect. No expiration or termination of the Agreement shall impair of affect (i) Internal Use Copies, which shall continue so long as Partner is not in breach of the Sybase Shrinkwrap or (ii) copies of Programs distributed by Partner to End-Users in accordance with this Agreement prior to the effective date of the expiration or termination of this Agreement. All Demonstration Copies shall be returned to Sybase. Termination or expiration shall not release either party from its liability to pay any fees accruing prior to the date of the termination or expiration. Sections 3, 5, 10, 11, 12, 13 14 and 18 of this Agreement shall survive any expiration or termination of this Agreement.

11. DEFAULT. Either party may immediately terminate this Agreement or any license granted hereunder by written notice to the other if such other party breaches any term or condition of this Agreement, including but not limited to failure to pay when due any fee hereunder, and does not remedy such breach within 30 days written notice thereof from the non-breaching party. Each party


                                                             CAP Agreement 62310
will reimburse the other party for all reasonable costs incurred by the other party (including attorney's fees) in collecting past due amounts hereunder. Any breach which by its nature cannot be remedied shall entitle the non-breaching party to terminate this Agreement immediately upon written notice to the other party. This remedy shall not be an exclusive remedy and shall be in addition to any other remedies which the non-breaching party may have under this Agreement or otherwise.

12. CONFIDENTIAL INFORMATION. Each party will not disclose or use any business and/or technical information of the other designated orally or in writing as "Confidential" or "Proprietary" (together, "Confidential Information") without the prior written consent of the other party. Such restrictions do not extend to any item of information which (a) is not or later becomes available in the public domain without the fault of the receiving party; (b) is disclosed or made available to the receiving party by a third party without restrictions and without breach of any relationship of confidentiality; (c) is independently developed by the receiving party without access to the disclosing party's Confidential Information, (d) is known to the recipient at the time of disclosure, or (e) is produced in compliance with applicable law or court order, provided that the disclosing party is given reasonable notice of such law or order and opportunity to attempt to preclude or limit such production. Upon termination or expiration of this Agreement, each party shall immediately return all copies of Confidential Information received from the other party. Partner shall not release the results of any benchmark of the Programs to any third party without the prior written approval of Sybase for each such release.

13. DISCLAIMER OF WARRANTY; LIMITATION OF LIABILITY. Except as expressly provided in the Sybase Shrinkwrap, NO EXPRESS OR IMPLIED WARRANTY OR CONDITION IS MADE WITH RESPECT TO THE PROGRAMS OR SERVICES SUPPLIED BY SYBASE OR ITS SUBSIDIARIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. The aggregate liability to Sybase and its subsidiaries, if any, for any losses or damages arising out of or in connection with this Agreement, whether the claim is in contract, tort or otherwise, shall not exceed the amount paid by Partner to Sybase under this Agreement for the affected Programs or services. UNDER NO CIRCUMSTANCES SHALL SYBASE, ITS SUBSIDIARIES OR ITS LICENSORS BE LIABLE FOR SPECIAL, INDIRECT, EXEMPLARY, INCIDENTAL AND/OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LEGAL FEES, LOSS OF PROFITS, LOSS OR INACCURACY OF DATA OR LOSS RESULTING FROM BUSINESS DISRUPTION, EVEN IF SYBASE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14. INDEMNIFICATION. Partner indemnifies and holds harmless Sybase, its affiliates, directors, employees and agents from all third party claims, including court costs and reasonable fees of attorneys and expert witnesses, arising in connection with (a) a breach by Partner of its agreement with an End-User or distributor (unless such breach was caused by Sybase's breach of this Agreement or the Sybase Shrinkwrap), or (b) use of the Application Software if liability is not caused by the programs as provided by Sybase. Sybase indemnifies and holds harmless Partner, its affiliates, directors, employees and agents from all third party claims, including court costs and reasonable fees of attorneys and expert witnesses, arising in connection with (i) a breach by Sybase of the Sybase Shrinkwrap or (ii) use of the Programs as provided by Sybase if liability is not caused by the Application Software.

15. EXPORT RESTRICTIONS. Partner shall not transfer, directly or indirectly, any restricted Programs or technical data received from Sybase or its subsidiaries, or the direct product of such data, to any destination subject to export restrictions under U.S. law, unless prior written authorization is obtained from the appropriate U.S. agency.

16. ASSIGNMENT. This Agreement may not be assigned (by operation of law or otherwise) or otherwise transferred in whole or in part by Partner unless Partner has received prior written permission from Sybase, such permission not to be unreasonably denied by Sybase. To the extent Partner is permitted to assign this Agreement, all provisions of this Agreement shall be binding upon Partner's successors or assigns.

17. NOTICES. All notices under this Agreement shall be in writing and either delivered personally, sent by first class mail, express carrier or by confirmed facsimile transmission to the address of the party set forth above (and if to Sybase, to the attention of the General Counsel). All notices shall be deemed given on the business day actually received.

18. OTHER. This Agreement, the initialed Schedules, and any documents explicitly referred to therein, constitute the entire agreement between the parties, supersede any and all previous agreements authorizing Partner to distribute the Programs to third parties and no representations, condition, understanding or agreement of any kind, oral or written, shall be binding upon the parties unless incorporated herein. This Agreement may not be modified or amended, nor will the rights of either party be deemed waived, except by an agreement in writing signed by authorized representatives of Partner and Sybase. Purchase orders shall be binding as to the products and services ordered, and the site for delivery of Programs or performances of services as set forth on the face side of or a special attachment to the purchase order. Other terms and preprinted terms on or attached to any purchase order shall be void. This Agreement shall be governed by, and construed in accordance with, the laws of California if Partner is located in the United States and the laws of Ontario if Partner is located in Canada without regard to their conflict of laws rules or the United Nations Convention on the International Sale of Goods. If any provision of this Agreement is held to be unenforceable, the parties shall substitute for the affected provision an enforceable provision which approximates the intent and economic effect of the provision. The parties have requested that this Agreement and all documents contemplated hereby be drawn up in English. For Quebec Province transactions: Les parties aux presentes ont exige que cette entente et tous autres documents envisages par les presentes soient rediges en anglais.


                                                            CAP Agreement 62310

ACCEPTED AND AGREED ON BEHALF OF:

Advantix, Inc.   ("Partner")                 Sybase, Inc. ("Sybase")
----------------------------------           (or Sybase Canada Limited,
                                             if applicable)

/s/  Tom Pascoe                              /s/ Glen Germanowski
----------------------------------           -----------------------------------
(Authorized Signature)                       (Authorized Signature)

Tom Pascoe                                   Glen Germanowski
----------------------------------           -----------------------------------
(Printed Name)                               (Printed Name)

Chief Operating Officer                      Senior Corporate Counsel
----------------------------------           -----------------------------------
(Title)                      (Date)          (Title)                      (Date)

                             3/31/98                               Apr 6 - 1998




                                                            CAP Agreement 62310

              ADDENDUM TO COMMERCIAL APPLICATION PARTNER AGREEMENT

This Addendum (the "Addendum") entered into on March 31, 1998 supplements and amends the terms of the Commercial Application Partner Agreement dated April 6, 1998 (the "CAP Agreement") between Sybase, Inc. ("Sybase") and Advantix, Inc. and its wholly-owned subsidiaries Advantix (Ohio), Inc. and Bay Area Seating Service, Inc. ("Partner"). Capitalized terms not otherwise defined shall have the meaning set forth in the Agreement.

1. Past Royalties. Partner agrees to pay Sybase past royalties in a total of $[***] due for remarketing of Sybase Programs as follows: A payment of $[***] net thirty (30) days after the first sale of Application Software (in conjunction with the Sybase Programs below) in 1998. A second payment of $[***] net (30) days after the second sale of such Application Software in 1998.

2. Software. The CAP Agreement is for remarketing by Partner of the Sybase Programs Adaptive Server Enterprise (also known as Sybase SQL Server) and Open Server only, only in conjunction with Partner's Application Software Artsoft and Sportsoft.

3. Prepaid Royalties; Fee Arrangement. Partner will pay Sybase a non-refundable royalty amount of $[***] due net sixty (60) days from the date of this Addendum. In consideration of such prepaid amount, the royalty fees under the CAP Agreement Schedule A are changed to the following arrangement which is based on Partner's local country price list ("Partner's List Price"), Partner will pay Sybase [***] percent ([***]%) of Partner's List Price for license fees for the Application Software containing the above Sybase Program or Programs, provided that for each copy of the Application Software, partner will pay Sybase a minimum of $[***] (U.S.) or $[***] (outside U.S.). The current (U.S). Partner's price list shall be submitted by Partner within 15 days after the signing of this Addendum. In the event Partner changes its price list, Partner agrees to give Sybase 60 days prior notice. In the event of material changes to Partner's prices, Sybase shall have the right to review the above minimums. If Sybase requires review and adjustment of minimums as a result of a price change by Partner and the parties are unable to agree to new minimum prices, the minimum prices shall not be decreased from those in effect immediately prior to Partner's price change.

If the Application Software (licensed with the Sybase Programs) is offered with services or support or bundled with hardware (in either case "Combined Offer"), Partner must show that the portion of the revenues for the Combined Offer allocated to the software portion is fair, equitable and representative of the value of the software portion, provided that in no event shall the amount allocated to the software portion be less than 30% of the total price for the Combined Offer.

4. Report; Payment; End-User Support Fees. Partner will submit to Sybase reports as set forth in the attached Master Disk Addendum, as the $[***] prepaid royalty set forth above is used. Partner shall enclose with each report a check or purchase order, for [***]% of the license fee owed (as determined in Section 3 above) for right to pass on updates and support to End-Users. After such $[***] is fully used, Partner shall submit to Sybase a report and check or purchase order for license fees and the right to pass on update fees. Partner shall provide first level support as set forth in the CAP Agreement.

5. The parties agree that no prepaid royalty balance remains under the Value Added Remarketer Agreement between Sybase and Artsoft (now known as Advantix, Inc.) dated May 28, 1989. Once the $[***] set forth in Section 1 is paid, all past due royalties owed from such Value Added Remarketer Agreement will have been paid per the terms set forth in Schedule B.

Except as amended above, the Agreement shall remain in full force and effect.



Sybase, Inc.                                    Advantix, Inc.


By:      /s/ Glen Germanowski                   By:      /s/  Tom Pascoe
         --------------------                            ---------------
Name:    Glen Germanowski                       Name:    Tom Pascoe
         ----------------                                ----------
Title:   Senior Corporate Counsel               Title:   Chief Operating Officer
         ------------------------                        -----------------------

         Apr 6 - 1998


[***] Confidential treatment has been requested for redacted portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule B

            1. Dispute Settlement. A dispute has arisen between Partner and Sybase relating to the certain Value Added Remarketer Agreement originally between Sybase and Artsoft, which was subsequently transferred to Advantix, Inc., dated May 28, 1989 (the "Prior Agreement") regarding prepaid royalties, past due royalties and certain other matters. In order to settle this dispute, and in full and complete satisfaction of any and all claims by either party relating to the Prior Agreement, Partner agrees to pay Sybase a total of $[***] for remarketing of Sybase programs as follows: A payment of $[***] net thirty
(30) days after the first sales of Application Software (in conjunction with the Sybase Programs below) in 1998. A second payment of $[***] net thirty (30) days after the second sale of such Application Software 1998. In addition, each of Partner and Sybase, on behalf of itself, its affiliates, assigns and successors hereby fully releases and discharges the other party and the parties affiliates, assigns and successors from any rights, claims and actions, known or unknown, of any kind whatsoever, which each party now has or may hereafter have against the other party, arising out of or relating to the Prior Agreement.

            2. Unknown Claims. Each party expressly waives and relinquishes all rights and benefits afforded in Section 1542 of the California Civil Code which provides:

            "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which is known by him must have materially affected the settlement with the debtor.

Each party understands and acknowledges the significance and consequences of this waiver of Section 1542 and nevertheless elects to, and does, release those claims described in this Agreement, known or unknown, that it may have now or in the future arising out of any act, omission, cause or thing, relating to the Prior Agreement.


                                         Sybase, Inc.

                                         LEGAL APPROVED

                                         BY /s/ Glen Germanowski
                                            ------------------------------------

                                         DATE 4/1/98


[***] Confidential treatment has been requested for redacted portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.